                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                 SCHEDULE 13G
                                (Rule 13d-102)

            INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
          TO RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
                             PURSUANT TO 13d-2(b)
                            (Amendment __________)*

                      HOLLYWOOD ENTERTAINMENT CORPORATION
                               (Name of Issuer)

                          COMMON STOCK, NO PAR VALUE
                        (Title of Class of Securities)

                                   436141105
                                (CUSIP Number)

                                    10/1/98
            (Date of Event Which Requires Filing of this Statement


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ]  Rule 13d-1(b)
[X]  Rule 13d-1(c)
[ ]  Rule 13d-1(d)


____________________

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                       1
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===============================================================================
                                                             Page 2 of 11 Pages

  CUSIP NO.  436141105              13G
             ---------


------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS.
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

      CMG@Ventures II, L.L.C.
      04-3381433

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]
      Not applicable
------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4

      Delaware
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            0 shares

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          1,943,783 shares of Common Stock
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             0 shares

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          1,943,783 shares of Common Stock

------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      1,943,783 shares of Common Stock
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      4.5%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      OO

------------------------------------------------------------------------------

                                       2
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===============================================================================
                                                             Page 3 of 11 Pages

  CUSIP NO.  436141105               13G
             ---------


------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS.
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

      CMG@Ventures, Inc.
      04-2921333

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]
      Not applicable
------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4

      Delaware
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            0 shares

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          1,943,783 shares of Common Stock
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             0 shares

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          1,943,783 shares of Common Stock

------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      1,943,783 shares of Common Stock
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      4.5%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      CO

------------------------------------------------------------------------------

===============================================================================
                                                             Page 4 of 11 Pages

  CUSIP NO.  436141105                13G
             ---------


------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS.
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

      CMG Information Services, Inc.
      04-2921333

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]
      Not applicable
------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4

      Delaware
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            0 shares

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          3,468,427 shares of Common Stock
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             0 shares

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          3,468,427 shares of Common Stock

------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      3,468,427 shares of Common Stock
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      8.1%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      CO

------------------------------------------------------------------------------

                                       4
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===============================================================================
                                                             Page 5 of 11 Pages

  CUSIP NO.  436141105               13G
             ---------


------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS.
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

      David S. Wetherell

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]
      Not applicable
------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4

      United States of America
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            0 shares

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          3,468,427 shares of Common Stock
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             0 shares

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          3,468,427 shares of Common Stock

------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      3,468,427 shares of Common Stock
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      8.1%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      IN

------------------------------------------------------------------------------

                                       5
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                                                              Page 6 of 11 Pages

ITEM 1(a).  NAME OF ISSUER:

  Hollywood Entertainment Corporation

ITEM 1(b).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

  9275 SW Peyton Lane, Wilsonville, Oregon 97070

ITEM 2(a).  NAME OF PERSON FILING:

  CMG@Ventures II, L.L.C.
  CMG@Ventures, Inc.
  CMG Information Services, Inc.
  David S. Wetherell

  See Exhibit A hereto for identification of directors and executive officers of CMG Information Services, Inc.

ITEM 2(b).  ADDRESS OF PRINCIPAL OFFICES OR, IF NONE, RESIDENCE:

  All filing persons c/o CMG Information Services, Inc.
  100 Brickstone Square, First Floor, Andover, MA  01810

ITEM 2(c).  CITIZENSHIP:

  Mr. Wetherell is a citizen of the United States of America.

  CMG@Ventures II, L.L.C., CMG@Ventures, Inc. and CMG Information Services, Inc. are organized under the laws of the State of Delaware.

ITEM 2(d).  TITLE OF CLASS OF SECURITIES:

  Common Stock, no par value

ITEM 2(e).  CUSIP NUMBER:
  436141105

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B), OR 13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:

   (a)    [ ] Broker or dealer registered under Section 15 of the Act;

   (b)    [ ] Bank as defined in Section 3(a)(6) of the Act;

                                       6
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                                                              Page 7 of 11 Pages

   (c)    [ ] Insurance company as defined in Section 3(a)(19) of the Act;

   (d)    [ ] Investment company registered under Section 8 of the Investment
              Company Act;

   (e)    [ ] An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

   (f)    [ ] An employee benefit plan or endowment fund in accordance with
              Rule 13d-1(b)(1)(ii)(F);

   (g)    [ ] A parent holding company or control person in accordance with
              Rule 13d-1(b)(ii)(G);

   (h)    [ ] A savings association as defined in Section 3(b) of the Federal
              Deposit Insurance Act;

   (i)    [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

   (j)    [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

If this statement is filed pursuant to Rule 13d-1(c), check this box [X]

ITEM 4. OWNERSHIP.

  (a) Amount beneficially owned:

  CMG@Ventures II, L.L.C. owns 1,943,783 shares of common stock.

  CMG@Ventures, Inc. may be attributed with the 1,943,783 shares held by CMG@Ventures II, L.L.C., of which it is the Managing Member. CMG@Ventures, Inc. disclaims beneficial ownership of these shares except to the extent of its proportionate pecuniary interest therein.

  CMG Information Services, Inc. holds 1,524,644 shares of common stock directly and may be attributed with the ownership of the shares held by CMG@Ventures II, L.L.C. (CMG Information Services, Inc. is the sole stockholder of CMG@Ventures, Inc.). CMG Information Services, Inc. disclaims beneficial ownership of the shares held by CMG@Ventures II, L.L.C. except to the extent of its proportionate pecuniary interest therein.

  David S. Wetherell may be attributed with the ownership of the 1,943,783 shares held by CMG@Ventures II, L.L.C. and the 1,524,644 shares held by CMG Information Services, Inc. Mr. Wetherell is a member of CMG@Ventures II, L.L.C. and a director, executive officer and greater than 10% stockholder of CMG Information Services, Inc. Mr. Wetherell disclaims

                                       7
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                                                              Page 8 of 11 Pages

beneficial ownership of all such shares except to the extent of his proportionate pecuniary interest therein.

  (b)  Percent of class:

  CMG@Ventures II, L.L.C. 4.5%
  CMG@Ventures, Inc. 4.5%
  CMG Information Services, Inc. 8.1%
  David S. Wetherell 8.1%

  (c) Number of shares as to which such person has:

     (i) Sole power to vote or to direct the vote:

         None

     (ii) Shared power to vote or to direct the vote:

        CMG@Ventures II, L.L.C., CMG@Ventures, Inc., CMG Information Services, Inc. and David S. Wetherell share voting power over the 1,943,783 shares held by CMG@Ventures II, L.L.C.

        CMG Information Services, Inc. and David S. Wetherell share voting power over the 1,524,644 shares of common stock held by CMG Information Services, Inc.

     (iii)  Sole power to dispose or to direct the disposition of:

            None


     (iv) Shared power to dispose or to direct the disposition of:

        CMG@Ventures II, L.L.C., CMG@Ventures, Inc., CMG Information Services, Inc. and David S. Wetherell share dispositive power over the 1,943,783 shares held by CMG@Ventures II, L.L.C.

        CMG Information Services, Inc. and David S. Wetherell share dispositive power over the 1,524,644 shares of common stock held by CMG Information Services, Inc.

ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

  Not applicable.

ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

  Not applicable.

                                       8
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                                                              Page 9 of 11 Pages

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

  Not applicable.

ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

  Not applicable.

ITEM 9.   NOTICE OF DISSOLUTION OF GROUP.

  Not applicable.

ITEM 10.  CERTIFICATION.

  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                       9
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                                                             Page 10 of 11 Pages

                                   SIGNATURE


  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                              CMG@VENTURES II, L.L.C.
                              By: CMG@Ventures, Inc., its Managing Member


Dated:  October 9, 1998       /s/ William Williams II
                              --------------------------------------------
                              William Williams II
                              Assistant Secretary

                              CMG@VENTURES, INC.


Dated:  October 9, 1998       /s/ William Williams II
                              ---------------------------------------------
                              William Williams II
                              Assistant Secretary

                              CMG INFORMATION SERVICES, INC.


Dated:  October 9, 1998       William Williams II
                              ---------------------------------------------
                              William Williams II
                              Assistant Secretary



Dated:  October 9, 1998       /s/ David S. Wetherell
                              ---------------------------------------------
                              David S. Wetherell

                                       10
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                                                             Page 11 of 11 Pages

                                   EXHIBIT A


Directors and Executive Officers of CMG Information Services, Inc.:

     David S. Wetherell, Chairman of the Board, President, Chief Executive
                         Officer, and Secretary
     John A. McMullen, Director
     Craig D. Goldman, Director
     William H. Berkman, Director
     Robert J. Ranalli, Director
     Andrew J. Hajducky III, Treasurer and Chief Financial Officer

                                       11